Exhibit 4.4

SECOND LIEN CANADIAN SECURITY AGREEMENT

Dated as of October 20, 2016

from

THE GRANTORS REFERRED TO HEREIN

to

U.S. BANK NATIONAL ASSOCIATION,

as Notes Collateral Agent

SECOND LIEN CANADIAN SECURITY AGREEMENT

This SECOND LIEN CANADIAN SECURITY AGREEMENT (this “Canadian Security Agreement”) is entered into as of October 20, 2016, by and among SUNOPTA INC., a Canadian corporation and the direct parent company of the Issuer (as defined below) (the “Company”), SUNOPTA INVESTMENTS LTD. (“SunOpta Investments”) and certain other Canadian Subsidiaries (as defined below) of the Company from time to time party hereto (each a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors, together with the Company and SunOpta Investments, collectively, the “Grantors”) and U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent for the Notes Secured Parties (as defined in the Indenture referred to below) (in such capacity, the “Notes Collateral Agent”; as further defined in the Indenture referred to below).

PRELIMINARY STATEMENTS

WHEREAS, the Company, SunOpta Foods Inc. (the “Issuer”) and certain of their Subsidiaries entered into that certain Indenture dated as of the date hereof (the “Indenture”), among the Company, the Issuer, certain Subsidiaries of the Company and U.S. Bank National Association, in its capacities as Trustee and as Notes Collateral Agent; and

WHEREAS, each Grantor will derive substantial direct and indirect benefits from the transactions contemplated in the Note Documents.

ACCORDINGLY, in consideration of these premises, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Terms Defined in Indenture. All capitalized terms used herein (including terms used in the preamble and preliminary statements) and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 1.2 Terms Defined in PPSA or STA. As used herein, the following terms are defined in accordance with the PPSA or STA, as applicable: “Account”, “Chattel Paper”, “control”, “Equipment”, “Futures Account, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Money”, “Securities Account” and “Security” and any other terms defined in the PPSA or STA, as applicable that are not otherwise defined in this Canadian Security Agreement or the Indenture are used herein as defined in the PPSA or STA, as applicable.

Section 1.3 Terms Generally. The rules of construction and other interpretive provisions specified in Section 1.04 of the Indenture shall apply to this Canadian Security Agreement, including terms defined in the preamble and preliminary statements hereto.

Section 1.4 Definitions of Certain Terms Used Herein. As used in this Canadian Security Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Article” shall mean a numbered article of this Canadian Security Agreement, unless another document is specifically referenced.

“Canadian Intellectual Property Security Agreements” shall mean the agreements substantially in the form of the Form of Short Form Canadian Intellectual Property Security Agreement set forth hereto.

“Canadian Subsidiary” shall mean, with respect to any Person, a Subsidiary of such Person organized under the laws of Canada or any province or territory thereof.

“Collateral” shall have the meaning set forth in Article II.

“Copyrights” shall mean the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Account” shall mean all demand, time, saving, chequing or deposit accounts, Securities Accounts, collection accounts, lockboxes or other accounts having a depository function maintained with any financial institution.

“Document” shall mean a “Document of Title”, as such term is defined in the PPSA.

“Excluded Accounts” shall mean a Deposit Account (i) which is used for the purposes of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, bonuses, benefits and expense reimbursements), (ii) which is used for the sole purpose of paying or remitting taxes, including sales taxes, (iii) which is used solely as an escrow account or as a fiduciary or trust account, (iv) for which the average monthly balance of deposits therein does not exceed $2,500,000 (individually) or (v) containing solely the proceeds of borrowings or issuances of Indebtedness.

“Exhibit” refers to a specific exhibit to this Canadian Security Agreement, unless another document is specifically referenced.

“General Intangible” shall mean an “intangible”, as such term is defined in the PPSA.

“Grantors” shall have the meaning set forth in the preamble hereto.

“Industrial Designs” shall mean the following: (a) any and all industrial designs and industrial design applications; (b) all inventions, designs and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Intellectual Property” shall mean all intellectual and similar property of every kind and nature, including worldwide rights in and to (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Licenses, (v) computer software, data and databases, (vi) Industrial Designs and other protections for designs, (vii) inventions, discoveries, trade secrets, know-how and other proprietary or confidential information, and (viii) issuances, registrations or applications for any of the foregoing.

“Intellectual Property Collateral” shall mean all Intellectual Property now owned or hereafter acquired by any Grantor and all Licenses, and all right, title and interest of such Grantor therein.

“Issuer” shall have the meaning set forth in the recitals hereto.

“Licenses” shall mean (a) any and all written licensing agreements or similar arrangements in and to Intellectual Property, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Patents” shall mean the following: (a) any and all patents and patent applications; (b) all inventions, designs and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Payment in Full Date” shall mean the date on which all Indenture Obligations (other than any contingent obligations or contingent indemnification obligations not then due) are paid in full.

“Pledged Collateral” shall mean collectively, (a) all of the Equity Interests (other than Excluded Assets) held directly by the Grantors in any Subsidiary at any time, (b) each promissory note, Chattel Paper and Instrument evidencing Indebtedness (other than intercompany Indebtedness) (other than such promissory notes, Chattel Paper and Instruments that are Excluded Assets), and (c) the Subordinated Intercompany Note (as such note may be amended from time to time).

“PPSA” shall mean the Personal Property Security Act (Ontario) or, to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time.

“Receivables” shall mean the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Recordable Intellectual Property” shall have the meaning set forth in Section 3.10.

“Section” shall mean a numbered section of this Canadian Security Agreement, unless another document is specifically referenced.

“STA” shall mean the Securities Transfer Act, 2006 (Ontario) or, to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time.

“Stock Rights” shall mean all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Trademarks” shall mean the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all Licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Notes Collateral Agent, on behalf of and for the benefit of the Notes Secured Parties, and to secure the prompt and complete payment and performance of all Indenture Obligations, a security interest in all of its right, title and interest in, to and under all of its present and after-acquired personal property including, without limitation, the following property and other assets of such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which are collectively referred to as the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper;

(c) all Intellectual Property Collateral;

(d) all Documents;

(e) all Equipment;

(f) all fixtures;

(g) all General Intangibles;

(h) all Goods;

(i) all Instruments;

(j) all Inventory;

(k) all Investment Property;

(l) [Reserved];

(m) all Deposit Accounts;

(n) [Reserved];

(o) all Money, cash or other property deposited with the Notes Collateral Agent or any Affiliate of the Notes Collateral Agent or which the Notes Collateral Agent, for its benefit and for the benefit of the other Notes Secured Parties is entitled to retain or otherwise possess as collateral pursuant to the provisions of this Canadian Security Agreement or any of the Note Documents;

(p) all books, records, files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the foregoing or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(q) any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing (including any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include or the security interest attach to any (i) Excluded Assets, (ii) consumer goods (as such term is defined in the PPSA), or (iii) the last day of the term of any lease, oral or written, or any agreement therefor, now held or hereafter acquired by the Grantor, but the Grantor shall stand possessed of such one day remaining, upon trust to assign and dispose of the same as the Notes Collateral Agent or any assignee of such lease or agreement shall direct. If any such lease or agreement therefor contains a provision which provides in effect that such lease or agreement may not be assigned, sub leased, charged or encumbered without the leave, license, consent or approval of the lessor, the application of the security interest created hereby to any such lease or agreement shall be conditional upon such leave, license, consent or approval having been obtained.

Each Grantor acknowledges that (i) value has been given, (ii) it has rights in the Collateral (other than after-acquired Collateral), (iii) it has not agreed to postpone the time for attachment of the security interest, and (iv) it has received a copy of this Canadian Security Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, subject to the terms of the Intercreditor Agreement, that:

Section 3.1 Title, Perfection and Priority.

(a) Each Grantor has good and valid rights in, or the power to transfer, the Collateral in which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Notes Collateral Agent the security interest in such Collateral pursuant hereto. This Canadian Security Agreement is effective to create in favour of the Notes Collateral Agent for the benefit of the Notes Secured Parties a legal, valid and enforceable security interest and Lien (except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar law generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in and on the Collateral granted by each Grantor in which a security interest or Lien can be created under applicable law. No consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant of the security interest pursuant to this Canadian Security Agreement, except (i) such as have been obtained or made and are in full force and effect and (ii) for filings necessary to perfect Liens created pursuant to the Note Documents.

(b) Subject to the terms of the Intercreditor Agreement and the limitations set forth in clause (c) and clause (d) of this Section 3.1, the security interests granted pursuant to this Canadian Security Agreement (i) will constitute valid perfected security interests in the Collateral in favour of the Notes Collateral Agent, on behalf of and for the benefit of the Notes Secured Parties, to secure the prompt and complete payment and performance of all Indenture Obligations, upon (A) in the case of Collateral in which a security interest may be perfected by filing a financing statement under the PPSA of any jurisdiction of Canada, the filing of financing statements in the location of each Grantor naming such Grantor as “debtor” and the Notes Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices in the applicable PPSA jurisdictions as set forth on Schedule 2 hereto, (B) in the case of Instruments, Chattel Paper and certificated Securities, the earlier of the delivery thereof to the Notes Collateral Agent (or its non-fiduciary agent, designee or bailee) and the filing of the financing statements referred to in clause (A), (C) in the case of Collateral constituting Recordable Intellectual Property, the filing of the financing statements referred to in clause (A) and the completion of the filing and recording of fully executed agreements substantially in the form of the Canadian Intellectual Property Security Agreement set forth in Exhibit B hereto in (x) the United States Patent and Trademark Office, (y) the United States Copyright Office or (z) the Canadian Intellectual Property Office, as applicable, and/or (D) in the case of any Deposit Account, upon the entering into of an account control agreement with respect to such Deposit Account and (ii) are prior to all other Liens on the Collateral other than Liens permitted under Section 4.1(e) having priority over the Notes Collateral Agent’s Lien either by operation of law or otherwise.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the PPSA, (ii) filings with Canadian or United States’ governmental offices with respect to Recordable Intellectual Property, (iii) in the case of Collateral that constitutes Chattel Paper, Instruments or certificated Securities, in each case, to the extent included in the Collateral and required to be provided under the provisions of Section 4.4, delivery to the Notes Collateral Agent (or its non-fiduciary agent, designee or bailee) to be held in its possession in the United States or Canada, (iv) [reserved] and (v) after the discharge in full of all Domestic Priority Debt only, in the case of Collateral that consists of Deposit Accounts (other than Excluded Accounts) taking the actions specified in Section 4.2. For avoidance of doubt, no Grantor shall be required to deliver control agreements with respect to, or confer perfection by “control” over, any Deposit Accounts, Securities Accounts or other Collateral (other than Chattel Paper, Instruments and certificated Securities that, in each case, constitutes Collateral (but only to the extent required by Section 4.6 hereof) and Deposit Accounts (but only to the extent required by Section 4.2 hereof)).

(d) Notwithstanding anything to the contrary herein and subject to the limitations set forth in Section 3.1(c) hereof, it is understood and agreed that, at any time prior to the discharge in full of all Domestic Priority Debt, no Grantor shall be required by this Canadian Security Agreement (i) to take any action to perfect or make enforceable the Liens created hereunder unless it has taken, or is required to take, a comparable action to perfect or make enforceable the Liens of each ABL Collateral Agent created by the ABL Debt Documents or (ii) to take any Excluded Collateral Actions.

Section 3.2 Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of each Grantor, its jurisdiction of organization, and the organizational number issued to it by its jurisdiction of organization, in each case as of the Issue Date, are set forth on Schedule 3 hereto.

Section 3.3 Principal Location. Each Grantor’s principal mailing address, registered office address, chief executive office address and jurisdictions in which such Grantor conducts business or maintains Collateral, in each case as of the Issue Date, is disclosed on Schedule 4 hereto.

Section 3.4 Reserved.

Section 3.5 Reserved.

Section 3.6 Exact Names. As of the Issue Date, the name in which each Grantor has executed this Canadian Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization

Section 3.7 Chattel Paper and Instruments. Schedule 5 hereto lists all promissory notes, Instruments (other than cheques to be deposited in the ordinary course of business), Chattel Paper and other evidence of Indebtedness for borrowed money (other than intercompany Indebtedness) in each case in a principal amount greater than $2,500,000 (individually) held by each Grantor as of the Issue Date.

Section 3.8 Reserved.

Section 3.9 Reserved.

Section 3.10 Intellectual Property. As of the Issue Date, no Grantor has any interest in, or title to, any Canadian or United States federal registered or applied for Patent, Trademark, Industrial Design or Copyright or exclusive license where such Grantor is licensee of a registered Copyright (“Recordable Intellectual Property”) except as set forth in Schedule 6 hereto.

Section 3.11 No Financing Statements or Security Agreements. As of the Issue Date, no Grantor has filed or consented to the filing of any financing statement or security agreement naming a Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been (or concurrently with the Issue Date, will be) terminated except (a) for financing statements or security agreements naming the Notes Collateral Agent, on behalf of the Notes Secured Parties, as the secured party and (b) as permitted by Sections 4.1(e) and 4.1(f).

Section 3.12 Pledged Collateral. Schedule I hereto sets forth a complete and accurate list, as of the Issue Date, of all of the Pledged Collateral and, with respect to any Pledged Collateral constituting any Equity Interest, the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby. As of the Issue Date, each Grantor is the legal and beneficial owner of the Pledged Collateral listed on Schedule I as being owned by it, free and clear of any Liens, except for the security interest granted to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, hereunder and Liens permitted under Section 4.12 of the Indenture. Each Grantor further represents and warrants that, as of the Issue Date, (i) all Pledged Collateral constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and non-assessable and (ii) to the best of its knowledge, any Pledged Collateral that represents Indebtedness owed to any Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

Section 3.13 Commercial Claims. As of the Issue Date, no Grantor holds any litigation claims (as plaintiff) having a value in excess of $2,500,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated on Schedule 7 hereto.

ARTICLE IV

COVENANTS

From the Issue Date, and thereafter until the Payment in Full Date, each Grantor agrees that:

Section 4.1 General.

(a) [Reserved].

(b) Authorization to File Financing Statements; Ratification. Subject to the Agreed Security Principles and clauses (c) and (d) of Section 3.1 hereof, each Grantor hereby authorizes the Notes Collateral Agent to file, and shall deliver to the Notes Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Notes Collateral Agent in order to maintain a perfected security interest in and, if applicable, control of, the Collateral. Any financing statement filed by the Notes Collateral Agent may be filed in any filing office in any applicable PPSA jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by the PPSA for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Grantor also agrees to furnish any such information to the Notes Collateral Agent promptly upon request. Each Grantor also ratifies its authorization for the Notes Collateral Agent to have filed in any PPSA jurisdiction any initial financing statements or financing change statements if filed prior to the Issue Date.

(c) Further Assurances. Each Grantor will, if reasonably requested by the Notes Collateral Agent, (i) take or cause to be taken such further actions in accordance with Section 4.17 of the Indenture, (ii) subject to the Agreed Security Principles and clauses (c) and

(d) of Section 3.1 hereof, and in accordance with Sections 4.17 of the Indenture, take such other actions as the Notes Collateral Agent reasonably deems appropriate under applicable law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Canadian Security Agreement and (iii) defend the security interests created hereby and priority thereof against the claims and demands not expressly permitted by the Note Documents of all Persons whomsoever.

(d) Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for sales, leases, transfers and other dispositions that do not constitute Asset Sales or are specifically permitted under Section 4.10 or Section 5.01 of the Indenture.

(e) Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Canadian Security Agreement, and (ii) Liens permitted by Section 4.12 of the Indenture.

(f) Other Financing Statements. No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted by Section 4.1(e).

(g) Change of Name, Jurisdictions, Etc. Each Grantor agrees to furnish to the Notes Collateral Agent prior written notice of any change in: (i) such Grantor’s legal name; or (ii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation. Each Grantor further agrees to promptly furnish to the Notes Collateral Agent (and in any event within ninety (90) days of such change or such longer period as the Notes Collateral Agent may agree) written notice of any change in: (i) such Grantor’s registered office address, chief executive office address and the jurisdictions in which such Grantor conducts business or maintains Collateral; or (ii) such Grantor’s organizational identification number assigned to it by its jurisdiction of incorporation or formation. In the event of any change contemplated by this Section 4.1(g), each applicable Grantor shall furnish to the Notes Collateral Agent a draft PPSA financing statement or financing change statement, as the case may be, or such other filings or recordations as may be necessary, for the Notes Collateral Agent’s approval, to evidence the requisite filings necessary to ensure continuing perfection over such Grantor and over the Collateral of each such Grantor. Once approved by Collateral Agent and subsequent to the requisite filings/registrations of same, the Grantors shall provide (i) PPSA and Lien searches and other evidence reasonably satisfactory to Agent that such filings or recordations are the only Liens against such Grantors and on such Collateral except Liens permitted by the Indenture, and (ii) a written opinion of counsel to such Grantor in respect of, among other things, the creation of a valid security interest and the registration of such filings or recordations.

(h) Exercise of Duties. Anything herein to the contrary notwithstanding, (a) the exercise by the Notes Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (b) no Notes Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Canadian Security Agreement or any other Note Document, nor shall any Notes Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Notwithstanding anything in this Agreement to the contrary, the Notes Collateral Agent has no duty (i) to ensure that the Notes Collateral Agent’s liens on the Collateral have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced, (ii) to file or continue any financing statements, or other perfection documents with respect to the Collateral (other than any financing statement, financing change statement, mortgage or other perfection document that any Grantor delivers to the Notes Collateral Agent for filing pursuant to any provision of the Indenture or this Agreement), under this Agreement or otherwise, or monitor or review any filings made or (iii) proposed to be made.

Section 4.2 Deposit Accounts. Subject to the Agreed Security Principles, after the discharge in full of all Domestic Priority Debt, each applicable Grantor shall use commercially reasonable efforts to execute and deliver a deposit account control agreement with each applicable depository institution and the Notes Collateral Agent with respect to any Deposit Account (other than any Excluded Account) owned by such Grantor that constitutes Collateral and is maintained by a depository institution other than the Notes Collateral Agent no later than the latest of (x) the date that is ninety (90) days after the Issue Date, (y) the date that is ninety (90) days after such Deposit Account is established and (z) the date that is ninety (90) days after the discharge in full of all Domestic Priority Debt secured by the Collateral (in each of clauses (x), (y) and (z), if not delivered by such date, as soon thereafter as reasonably practicable (in the good faith determination of the Company)). Each deposit account control agreement required pursuant to this Section 4.2 shall provide for the applicable depository institution’s agreement that, upon notice by the Notes Collateral Agent (which notice shall be given only after the occurrence and during the continuance of an Event of Default and after written notice thereof to the Grantors), it will comply with instructions originated by the Notes Collateral Agent directing the disposition of the funds in the Deposit Account without further consent by the applicable Grantor. In addition, the Notes Collateral Agent shall not be required to enter into any agreement that re-quires the Notes Collateral Agent or the Trustee to indemnify any person from its own personal assets, or that may involve the Notes Collateral Agent or the Trustee in personal liability.

Section 4.3 Reserved.

Section 4.4 Delivery of Pledged Collateral. Subject to the Intercreditor Agreement and except as permitted by the Indenture (including, for the avoidance of doubt, the Agreed Security Principles), after the discharge in full of all Domestic Priority Debt, the Grantors shall (upon receipt from the applicable ABL Collateral Agent), or shall use commercially reasonable efforts to cause each ABL Collateral Agent to, promptly deliver to the Notes Collateral Agent all certificates or instruments, if any, representing or evidencing the Pledged Collateral (other than checks received by it in the ordinary course of business), together with duly executed instruments of transfer or assignment in blank.

Section 4.5 Uncertificated Pledged Collateral.

(a) Uncertificated Securities. Each Grantor hereby agrees that if any of the Pledged Collateral are uncertificated securities, and are issued to such Grantor or its nominee directly by the issuer thereof, and are not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law, if necessary or desirable to perfect a Lien in such Pledged Collateral, either (i) cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, the agent, trustee or other representative of the holders of any Domestic Priority Debt) the right to transfer such Pledged Collateral under the terms hereof, or (ii) cause the issuer to agree to comply with instructions from the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, the agent, trustee or other representative of the holders of any Domestic Priority Debt)as to such securities, without further consent of any Grantor or such nominee or (iii) promptly deliver to the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, the agent, trustee or other representative of the holders of any Domestic Priority Debt) such documents, agreements and other material as may be necessary or advisable from time to time to provide the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, the agent, trustee or other representative of the holders of any Domestic Priority Debt) with control over such uncertificated Pledged Collateral in the manner provided under section 24 of the STA (and, for purposes of section 27(1) of the STA, this Canadian Security Agreement shall constitute Grantor’s irrevocable consent to entry into an agreement of the kind referred to in clause 24(1)(b) of the STA).

(b) Partnership and Limited Liability Company Interests. If any Grantor has or hereafter acquires Collateral consisting of an interest in a partnership or limited liability company, it shall take all steps necessary, in the opinion of the Notes Collateral Agent to ensure that such property is and remains a security for the purposes of the STA.

Section 4.6 Pledged Collateral.

(a) Registration in Nominee Name; Denominations. Subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, its non-fiduciary agent, designee or bailee), on behalf of the Notes Secured Parties, shall hold certificated Pledged Collateral in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, its non-fiduciary agent, designee or bailee). Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, its non-fiduciary agent, designee or bailee) copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Subject to the terms of the Intercreditor Agreement, following the occurrence and during the continuance of an Event of Default and after prior written notice to the applicable Grantor, the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, its non-fiduciary agent, designee or bailee) shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Canadian Security Agreement. The Notes Collateral Agent shall have no liability for the actions or omissions of any such non-fiduciary agent, designee or bailee referred to above.

(b) Exercise of Rights in Pledged Collateral. Subject, in each case, to the Intercreditor Agreement,

(i) Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for any purpose not prohibited by this Canadian Security Agreement, the Indenture or any other Note Document; provided, however, that no vote or other right shall be exercised or action taken that would reasonably be expected to have the effect of materially and adversely impairing the rights of the Notes Collateral Agent in respect of the Pledged Collateral.

(ii) Each Grantor will permit the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, its non-fiduciary agent, designee or bailee) at any time after the occurrence and during the continuance of an Event of Default and after prior written notice to the applicable Grantor, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof. For the avoidance of doubt, at any time that an Event of Default is no longer continuing and the Issuer has notified the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, its non-fiduciary agent, designee or bailee) that such Event of Default is no longer continuing, any rights vested in the Notes Collateral Agent (and/or its non-fiduciary agent, designee or bailee) pursuant to this Section 4.6(b)(ii) after the occurrence and during the continuance of such Event of Default shall cease to be vested in the Notes Collateral Agent (and/or its non-fiduciary agent, designee or bailee) and shall instead be vested in the applicable Grantor, as set forth in Section 4.6(b)(i).

(iii) Subject to Section 5.1(a)(5), each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Note Documents and applicable law; provided, however, that, subject to the Agreed Security Principles, any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition, reorganization, amalgamation, arrangement or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Notes Secured Parties and shall be forthwith delivered to the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, its non-fiduciary agent, designee or bailee) in the same form as so received (with any necessary endorsement or instrument of assignment).

Section 4.7 Intellectual Property.

(a) Subject to clause (c) and (d) of Section 3.1, the Agreed Security Principles and the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Notes Collateral Agent, each Grantor will use commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Notes Collateral Agent of any License held by such Grantor in order to enforce the security interests granted hereunder.

(b) [Reserved].

(c) In the event that any Grantor, either directly or through any agent, employee, licensee or designee, files an application for the registration of (or otherwise becomes the owner of) any Patent, Trademark, Industrial Design or Copyright with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or becomes an exclusive licensee of a registered Copyright, such Grantor will, concurrently with any delivery of financial statements pursuant to Sections 4.03(a)(i) and 4.03(a)(ii) of the Indenture, provide the Notes Collateral Agent written notice thereof, and, subject to the Intercreditor Agreement, Agreed Security Principles and clauses (c) and (d) of Section 3.1 hereof, such Grantor shall promptly execute and deliver any and all supplemental Canadian Intellectual Property Security Agreements or other instruments as are necessaryto evidence the Notes Collateral Agent’s security interest in such Patent, Trademark, Industrial Design or Copyright or exclusive license of registered Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby. For the avoidance of doubt, at any time prior to the discharge in full of all Domestic Priority Debt, no Grantor shall be required to execute and deliver any supplemental Intellectual Property Security Agreements or other instruments to evidence the Notes Collateral Agent’s security interest in any Patent, Trademark or Copyright or exclusive license of registered Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby, unless such Grantor has taken, or is required to take, a comparable action to evidence the security interest of each ABL Collateral Agent created by the ABL Debt Documents in such Patent, Trademark or Copyright or exclusive license of registered Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby, as applicable.

Section 4.8 Commercial Claims. Subject to the Agreed Security Principles and clauses (c) and (d) of Section 3.1 hereof, each Grantor shall promptly notify the Notes Collateral Agent of any litigation claims for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction and, unless the Notes Collateral Agent (or, prior to the discharge in full of all Domestic Priority Debt, the agent, trustee or other representative of the holders of any Domestic Priority Debt) otherwise consents, such Grantor shall update Schedule 7 hereto, thereby granting to the Notes Collateral Agent a security interest in such litigation claim(s) (subject to the terms of the Intercreditor Agreement). The requirement in the preceding sentence shall not apply (i) to the extent that the amount of such litigation claim does not exceed (x) prior to the discharge in full of all Domestic Priority Debt, the threshold amount at which notification to each ABL Collateral Agent is required pursuant to the ABL Debt Documents and (y) upon and after discharge in full of all Domestic Priority Debt, $2,500,000, in either case, held by each Grantor or (ii) to the extent such Grantor shall have previously notified the Notes Collateral Agent with respect to any previously held or acquired litigation claim.

ARTICLE V

REMEDIES

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default and after prior written notice to the Company:

(a) the Notes Collateral Agent may (and at the direction of Holders of the Notes in accordance with and subject to the Indenture, shall) exercise any or all of the following rights and remedies:

(1) those rights and remedies provided in this Canadian Security Agreement, the Indenture, the Intercreditor Agreement or any other Note Document; provided that this Section 5.1(a) shall not be understood to limit any rights available to the Notes Collateral Agent and the Notes Secured Parties prior to an Event of Default;

(2) those rights and remedies available to a secured party under the PPSA or STA (whether or not the PPSA or STA applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(3) give notice of sole control or any other instruction under any control or similar agreement and take any action provided therein with respect to the applicable Collateral;

(4) enter the premises of any Grantor where any Collateral is located (through self-help, and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Notes Collateral Agent may deem commercially reasonable;

(5) after written notice to the Grantors, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Notes Collateral Agent was the outright owner thereof; and

(6) appoint by instrument in writing a receiver (which term as used in this Agreement includes an interim receiver, receiver-manager and a receiver and manager) or agent of all or any part of the Collateral and removing or replacing from time to time any receiver or agent, and/or institute proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral. Any receiver appointed by the Notes Collateral Agent shall be vested with all rights and remedies which could have been exercised by the Notes Collateral Agent in respect of the Grantors or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The choice of receiver and its remuneration are within the sole and unfettered discretion of the Notes Collateral Agent. Any receiver appointed by the Notes Collateral Agent shall act as agent for the Notes Collateral Agent for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Grantors. The receiver may sell, lease, or otherwise dispose of Collateral as agent for the Grantors or as agent for the Notes Collateral Agent as the Notes Collateral Agent may determine in its discretion. The Grantors agree to ratify and confirm all actions of the receiver acting as agent for such Grantor, and to release and indemnify the receiver in respect of all such actions. The Notes Collateral Agent, in appointing or refraining from appointing any receiver, shall not incur any liability to the receiver, the Grantors or otherwise and is not responsible for any misconduct or negligence of such receiver. All expenses, costs and charges incurred by or on behalf of the Notes Collateral Agent in connection with the appointment of a receiver under this Canadian Security Agreement shall be borne by the Grantors, are payable on demand and shall be added to and form part of the Indenture Obligations of the Credit Parties.

(b) Each Grantor acknowledges and agrees that the compliance by the Notes Collateral Agent, on behalf of the Notes Secured Parties, with any applicable provincial or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Notes Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Notes Collateral Agent and the other Notes Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d) Until the Notes Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Notes Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Notes Collateral Agent. The Notes Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Notes Collateral Agent’s remedies (for the benefit of the Notes Collateral Agent and Notes Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Notes Collateral Agent nor the Notes Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Indenture Obligations or to pursue or exhaust any of their rights or_remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Indenture Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Notes Collateral Agent may be unable to effect a public sale of any or all of the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favourable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Notes Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under any applicable securities laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

(g) Notwithstanding the foregoing, any rights and remedies provided in this Section 5.1 shall be subject to the Intercreditor Agreement.

Section 5.2 Grantors’ Obligations Upon Default. Subject to the Intercreditor Agreement, upon the written request of the Notes Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Notes Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Notes Collateral Agent, whether at such Grantor’s premises or elsewhere; and

(b) permit the Notes Collateral Agent, by the Notes Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.3 Grant of Intellectual Property License. For the purpose of enabling the Notes Collateral Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default and after prior written notice to the Company, at such time as the Notes Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and the other Notes Secured Parties, an irrevocable nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; and provided, further, that the Notes Collateral Agent shall have no greater rights than those of any such Grantor under such license or sublicense; and (b) irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default and after prior written notice to the Company, the Notes Collateral Agent may sell any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Notes Collateral Agent’s rights under this Canadian Security Agreement, may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Notes Collateral Agent may finish any work in process and affix any relevant Trademark owned by or licensed to any Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence by the Notes Collateral Agent may be exercised, at the option of the Notes Collateral Agent, only upon the occurrence and during the continuance of an Event of Default and after prior written notice to the Company and shall be subject to the Intercreditor Agreement; provided, however, that any permitted license, sublicense or other transaction entered into by the Notes Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ATTORNEY IN FACT; PROXY

Section 6.1 [Reserved].

Section 6.2 Authorization for Notes Secured Party to Take Certain Action.

(a) Subject to the Intercreditor Agreement, the Agreed Security Principles and clauses (c) and (d) of Section 3.1 hereof, each Grantor hereby (i) authorizes the Notes Collateral Agent, at any time and from time to time in the sole discretion of the Notes Collateral Agent (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Notes Collateral Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Notes Collateral Agent’s security interest in the Collateral (including, without limitation, to file financing statements permitted under Section 4.1(b)); provided that a comparable action has been taken to perfect and/or maintain the perfection and priority of each ABL Collateral Agent’s security interest in the Collateral and (2) to file a carbon, photographic or other reproduction of this Canadian Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which would not add new collateral or add a debtor) in such offices as the Notes Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Notes Collateral Agent’s security interest in the Collateral (including, without limitation, to file financing statements permitted under Section 4.1(b)); provided that a comparable action has been taken to perfect and/or maintain the perfection and priority of each ABL Collateral Agent’s security interest in the Collateral and (ii) appoints, effective upon the occurrence and during the continuance of an Event of Default and after prior written notice to the Company, subject to the Intercreditor Agreement, the Notes Collateral Agent as its attorney in fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted by Section 4.12 of the Indenture), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Notes Collateral Agent to the Indenture Obligations as provided herein or in the Indenture or any other Note Document, subject to the terms of the Intercreditor Agreement, (3) to demand payment or enforce payment of the Receivables in the name of the Notes Collateral Agent or any Grantor and to endorse any and all cheques, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (8) to prepare, file and sign any Grantor’s name on a proof of claim in bankruptcy or insolvency or similar document against any Account Debtor of such Grantor, (9) to prepare, file and sign any Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (10) to change the address for delivery of mail addressed to any Grantor to such address as the Notes Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (11) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Notes Collateral Agent for any reasonable payment made or any reasonable documented expense incurred by the Notes Collateral Agent in connection with any of the foregoing, in accordance with the provisions Section 13.11(n) of the Indenture; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Canadian Security Agreement or under the Indenture.

(b) All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and other Notes Secured Parties, under this Section 6.2 are solely to protect the Notes Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Notes Collateral Agent or any other Notes Secured Party to exercise any such powers.

Section 6.3 PROXY. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS, EFFECTIVE UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND AFTER PRIOR WRITTEN NOTICE TO THE COMPANY, THE NOTES COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN Section 6.2 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE NOTES COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

Section 6.4 NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE NOTES COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS CANADIAN SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH Section 7.13. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE NOTES COLLATERAL AGENT, NOR ANY OTHER NOTES SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BAD FAITH AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE DECISION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Notes Collateral Agent or any other Notes Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence of and during the continuance of an Event of Default and after prior written notice to the Company), except such as arise solely out of the gross negligence, willful misconduct or bad faith of the Notes Collateral Agent or such other Notes Secured Party as determined by a court of competent jurisdiction in a final non-appealable decision. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Notes Collateral Agent or any other Notes Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral (after the occurrence of and during the continuance of an Event of Default and after prior written notice to the Company), made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Canadian Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Canadian Security Agreement or any Collateral.

Section 7.2 Limitation on Notes Collateral Agent’s and Notes Secured Party’s Duty with Respect to the Collateral. The Notes Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Notes Collateral Agent and each other Notes Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control; provided that the Notes Collateral Agent and each Notes Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equivalent to that which the Notes Collateral Agent or such Notes Secured Party, as applicable, accords its own property, consisting of similar type assets. Neither the Notes Collateral Agent, nor any other Notes Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Notes Collateral Agent or such other Notes Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Notes Collateral Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default and after prior written notice to the Company, in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Notes Collateral Agent (i) to fail to incur expenses to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’ cost to insure the Notes Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Notes Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Notes Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Notes Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Notes Collateral Agent would be commercially reasonable in the Notes Collateral Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Notes Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Notes Collateral Agent that would not have been granted or imposed by this Canadian Security Agreement or by applicable law in the absence of this Section 7.2.

Section 7.3 Compromises and Collection of Collateral. Each Grantor and the Notes Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that, subject to the Intercreditor Agreement, the Notes Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Notes Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Notes Collateral Agent shall be commercially reasonable so long as the Notes Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.4 Notes Secured Party Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default and after prior written notice to the Company, subject to the Intercreditor Agreement, the Notes Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Canadian Security Agreement and such Grantor shall reimburse the Notes Collateral Agent for any amounts paid by the Notes Collateral Agent pursuant to this Section 7.4. Each Grantor’s obligation to reimburse the Notes Collateral Agent pursuant to the preceding sentence shall be a Indenture Obligation payable on demand.

Section 7.5 No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Notes Collateral Agent or any other Notes Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Notes Collateral Agent and the other Notes Secured Party hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Canadian Security Agreement or consent to any departure by any Notes Secured Party therefrom shall in any event be effective unless in writing signed by the Notes Collateral Agent and, if required by the Indenture, with the concurrence or at the direction of the Holders required under Article 9 of the Indenture, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.6 Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Canadian Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable law, and all the provisions of this Canadian Security Agreement are intended to be subject to all applicable mandatory law that may be controlling and to be limited to the extent necessary so that they shall not render this Canadian Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. If any provision of this Canadian Security Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Canadian Security Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.7 Reinstatement. This Canadian Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Indenture Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Indenture Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Indenture Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 7.8 Benefit of Agreement. The terms and provisions of this Canadian Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Notes Collateral Agent and the Notes Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Canadian Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Canadian Security Agreement or any interest herein, without the prior written consent of the Notes Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Indenture Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and the Notes Secured Parties, hereunder.

Section 7.9 Survival of Representations. All representations and warranties of each Grantor contained in this Canadian Security Agreement shall survive the execution and delivery of this Canadian Security Agreement.

Section 7.10 Taxes and Expenses. To the extent required by Section 13.11(n) of the Indenture, or otherwise, each Grantor jointly and severally agrees to (i) pay any taxes payable or ruled payable by Federal or Provincial or municipal authority in respect of this Canadian Security Agreement, together with interest and penalties, if any, and (ii) reimburse the Notes Collateral Agent for any and all reasonable documented out-of-pocket expenses paid or incurred by the Notes Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Canadian Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 7.11 Additional Grantors. Each Grantor shall cause any Canadian Subsidiary that is required to become a party to the Collateral Documents pursuant to Section 4.15 of the Indenture to enter into this Canadian Security Agreement as a Subsidiary Grantor in accordance with Section 4.15 of the Indenture. Upon execution and delivery by the Notes Collateral Agent and such Subsidiary of an instrument in the form of Exhibit B hereto, such Subsidiary shall become a Subsidiary Grantor hereunder with the same force and effect as if originally named as a Subsidiary Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Credit Party hereunder. The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any new Credit Party as a party to this Canadian Security Agreement.

Section 7.12 Headings. The headings of the several Sections and subsections of this Canadian Security Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Canadian Security Agreement.

Section 7.13 Termination or Release.

(a) This Canadian Security Agreement shall continue in effect until the Payment in Full Date.

(b) A Grantor (other than the Company) shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Grantor shall be automatically released upon the release of such Grantor from its obligations under the Guarantee, as set forth in Section 13.03 of the Indenture.

(c) The security interests created by this Canadian Security Agreement in any Collateral shall be automatically released upon the effectiveness of any release of such security interest in such Collateral pursuant to Section 13.03 of the Indenture.

(d) The security interests granted hereunder on any Collateral, to the extent such Collateral is comprised of property leased to a Grantor by a Person that is not a Grantor, shall be automatically released upon termination or expiration of such lease, pursuant to Section 13.03 of the Indenture.

(e) The security interests created hereunder in the Collateral shall be automatically released as required pursuant to the terms of the Intercreditor Agreement.

(f) The security interests created hereunder in any property or asset shall be automatically released if such property or asset constitutes an Excluded Asset or if, pursuant to the Agreed Security Principles, such property or asset is no longer required to be subject to a Lien granted to the Notes Collateral Agent.

(g) In connection with any termination or release pursuant to paragraph (a), (b), (c), (d), (e) or (f) above, the Notes Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all PPSA discharge statements (or financing change statements) and similar documents that such Grantor shall reasonably request to evidence such discharge, termination or release. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or representation or warranty by the Notes Collateral Agent or any other Notes Secured Party. The Issuer shall reimburse the Notes Collateral Agent upon demand for all reasonable and documented costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.13.

Section 7.14 Entire Agreement. This Canadian Security Agreement, together with the other Note Documents and the Intercreditor Agreement, embodies the entire agreement and understanding between each Grantor and the Notes Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor and the Notes Collateral Agent relating to the Collateral.

Section 7.15 CHOICE OF LAW. THIS CANADIAN SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

Section 7.16 Consent to Jurisdiction. Each party to this Canadian Security Agreement consents to the exclusive jurisdiction of any court of the Province of Ontario, in any dispute, action, litigation or other proceeding shall be brought by it solely in any such court. Each party to this Canadian Security Agreement irrevocably and unconditionally waives all claims, objections and defenses that it may have regarding any such court’s personal or subject matter jurisdiction, venue or inconvenient forum. Each party to this Canadian Security Agreement irrevocably and unconditionally submits to the jurisdiction of such courts and consents to service of process in the manner provided for notices in Section 12.02 of the

Indenture. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by applicable law.

Section 7.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS CANADIAN SECURITY AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CANADIAN SECURITY AGREEMENT, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.18 Actions by ABL Collateral Agents. Notwithstanding anything to the contrary herein or in any other Note Document, it is understood and agreed that, at any time prior to the discharge in full of all Domestic Priority Debt, (i) to the extent that any provision of this Canadian Security Agreement requires any Grantor to deliver any property or asset to the Notes Collateral Agent, such delivery requirement shall be deemed to be satisfied upon delivery of such property or asset, as applicable, to any ABL Collateral Agent and (ii) any consent required or authorized to be given by the Notes Collateral Agent hereunder shall, if given by a ABL Collateral Agent pursuant to any ABL Debt Document, be deemed to have been given by the Notes Collateral Agent hereunder. The Notes Collateral Agent shall have no liability for the actions or omissions of the ABL Collateral Agent.

Section 7.19 Counterparts. This Canadian Security Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), each of which when so executed and delivered shall be an original, but all of which shall, taken together, constitute one and the same instrument.

Section 7.20 INTERCREDITOR AGREEMENT GOVERNS. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Notes Collateral Agent pursuant to this Canadian Security Agreement and the exercise of any right or remedy by the Notes Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Canadian Security Agreement, the terms of the Intercreditor Agreement shall govern and control.

Section 7.21 [Reserved].

Section 7.22 Mortgages. In the case of a conflict between this Canadian Security Agreement and the Mortgages with respect to Collateral that is real property (including Fixtures), if any, the Mortgages shall govern. In all other conflicts between this Canadian Security Agreement and the Mortgages, this Canadian Security Agreement shall govern.

ARTICLE VIII

NOTICES

Section 8.1 Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 12.02 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 12.02 of the Indenture.

Section 8.2 Change in Address for Notices. Each of the Grantors and the Notes Collateral Agent may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX

THE NOTES COLLATERAL AGENT

U.S. Bank National Association has been appointed Notes Collateral Agent for the Notes Secured Parties hereunder pursuant to Section 13.11 of the Indenture and by accepting the benefits of this Canadian Security Agreement, each other Notes Secured Party hereby appoints Canadian Bank National Association (together with its successors and assigns) as its Notes Collateral Agent hereunder and under the other Collateral Documents. It is expressly understood and agreed by the parties to this Canadian Security Agreement that any authority conferred upon the Notes Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Trustee and each of the Holders to the Notes Collateral Agent pursuant to the Indenture, and that the Notes Collateral Agent has agreed to act (and any successor Notes Collateral Agent shall act) as such hereunder only on the express conditions contained in such Section 13.11 of the Indenture. The Notes Collateral Agent shall have the benefits of all rights, protections, indemnities and immunities given to it under the Indenture. Any successor Notes Collateral Agent appointed pursuant to Section 13.11 of the Indenture shall be entitled to all the rights, interests and benefits of the Notes Collateral Agent hereunder.

[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, each Grantor and the Notes Collateral Agent have executed this Canadian Security Agreement as of the date first above written.

GRANTORS:

SUNOPTA INC.

By:	/s/ Rick Albert

Name:	Rick Albert

Title:	Vice President and Treasurer

SUNOPTA INVESTMENTS LTD.

By:	/s/ Rick Albert

Name:	Rick Albert

Title:	Vice President and Treasurer

NOTES COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By:	/s/ Kathy Mitchell

Name:	Kathy Mitchell

Title:	Vice President

[Signature page to Canadian Security Agreement]

SCHEDULE 1

Pledged Collateral

Pledged Collateral constituting Equity Interests

SCHEDULE 2

Filing Offices

SCHEDULE 3

Entity Types; Jurisdiction of Organization; Identification Numbers

SCHEDULE 4

Chief Executive Offices; Principal Mailing Addresses

SCHEDULE 5

Instruments and Chattel Paper

SCHEDULE 6

Intellectual Property

SCHEDULE 7

Commercial Claims

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             ,     , 20    , is entered into between                     , a                      (the “New Subsidiary”) and U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent under that certain Indenture dated as of October [    ], 2016 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Indenture”), among SUNOPTA INC. (the “Company”), SUNOPTA FOODS INC. (the “Issuer”), certain Subsidiaries of the Company and U.S. BANK NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent (in such capacity, the “Notes Collateral Agent”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

The New Subsidiary and the Notes Collateral Agent, for the benefit of the Notes Secured Parties, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Subsidiary Grantor under the Second Lien Canadian Security Agreement, dated as of October [    ], 2016, among the Company, SunOpta Investments Ltd. and certain other Canadian Subsidiaries from time to time party thereto, in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties (the “Canadian Security Agreement”) for all purposes of the Canadian Security Agreement and shall have all of the obligations of a Subsidiary Grantor thereunder as if it had executed the Canadian Security Agreement all with the same force and effect as if the New Subsidiary were a signatory to the Canadian Security Agreement. In furtherance of the foregoing, the New Subsidiary hereby grants a security interest to the Notes Collateral Agent for the benefit of the Notes Secured Parties in the property and property rights constituting Collateral (as defined in Article II of the Canadian Security Agreement) of such New Subsidiary or in which such New Subsidiary has or may have or acquire an interest or the power to transfer rights therein, whether now owned or existing or hereafter created, acquired or arising and wherever located, as security for the payment and performance of the Indenture Obligations.

2. The New Subsidiary hereby agrees that each reference in the Canadian Security Agreement to a Subsidiary Grantor shall also mean and be a reference to the New Subsidiary.

3. Attached to this Agreement are duly completed schedules and, if applicable, Canadian Intellectual Property Security Agreement, in each case, with respect to the New Subsidiary (the “Supplemental Schedules”) to the Canadian Security Agreement. The New Subsidiary represents and warrants that the information contained on each of the Supplemental Schedules with respect to such New Subsidiary and its properties and affairs is true, complete and accurate in all material respects as of the date hereof.

4. The New Subsidiary hereby waives acceptance by the Notes Collateral Agent and the other Notes Secured Parties of this Agreement and acknowledges that the Indenture Obligations are and shall be deemed to be incurred under the Indenture are made and maintained in reliance on this Agreement and the New Subsidiary’s joinder as a party to the Canadian Security Agreement as herein provided.

5. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Notes Collateral Agent, for the benefit of the Notes Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:
U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By:
Name:
Title:

Schedule 1

to the Supplement No.      to the

Second Lien Canadian Security Agreement

Pledged Collateral

Pledged Collateral constituting Equity Interests

Issuer	Record Owner/Grantor	Certificate No. (if applicable)	No. Shares/Interest	Percent Pledged

Pledged Collateral constituting Promissory Notes, Chattel Paper and Instruments

Issuer	Grantor	Initial Principal Amount	Date of Issuance	Maturity Date

Schedule 2

to the Supplement No.      to the

Second Lien Canadian Security Agreement

Filing Offices

Grantor	Jurisdiction

Schedule 3

to the Supplement No.     to the

Second Lien Canadian Security Agreement

Entity Types; Jurisdictions of Organization; Identification Numbers

Grantor	Type of Entity	Organizational Number	Federal Taxpayer Identification Number/ Canada Revenue Agency Number	Jurisdiction of Formation

Schedule 4

to the Supplement No.      to the

Second Lien Canadian Security Agreement

Chief Executive Offices; Principal Mailing Addresses

Grantor	Chief Executive Office	County of Chief Executive Office	Principal Mailing Address

Schedule 5

to the Supplement No.      to the

Second Lien Canadian Security Agreement

Instrument and Chattel Paper

Schedule 6

to the Supplement No.      to the

Second Lien Canadian Security Agreement

Intellectual Property

A.	Patents, Trademarks and Industrial Designs

UNITED STATES PATENTS:

Registrations:

Applications:

CANADIAN PATENTS:

Registrations:

Applications:

UNITED STATES TRADEMARKS:

Registrations:

Applications:

CANADIAN TRADEMARKS:

Registrations:

Applications:

CANADIAN INDUSTRIAL DESIGNS:

B.	Copyrights

UNITED STATES COPYRIGHTS:

Registrations:

Applications:

CANADIAN COPYRIGHTS:

Registrations:

Applications:

C.	Intellectual Property Licenses

Schedule 7

to the Supplement No.      to the

Second Lien Canadian Security Agreement

Commercial Claims

EXHIBIT B

Form of Short Form Canadian Intellectual Property Security Agreement